Contact: Nicole L'Huillier

802-985-1362

nicolel@vtbear.com

For Immediate Release

New York Court of Appeals Returns Vermont Teddy Bear Co.

Lease Dispute To Trial Court

Shelburne, VT - March 26, 2004 - Vermont Teddy Bear Company (NASDAQ: BEAR) today reported that the New York Court of Appeals reversed a judgment of the lower court in the Company's favor in a lawsuit involving a lease of retail space in New York City. The decision of the Court of Appeals returns the case to the trial court for a determination as to whether the lease was terminated after an incident in which the premises leased by the Company were rendered uninhabitable when the wall of the adjoining building collapsed.

On October 24, 1996, the Company entered into a ten-year lease for a retail store on Madison Avenue in New York City. On December 7, 1997, the Company's 538 Madison Avenue location was closed due to the structural problems at adjoining 540 Madison Avenue. The Company later announced that it was permanently closing that retail location. Pursuant to the lease, in the event of such a casualty, the lease would terminate if the leased premises were not restored within one year. The City of New York deemed the 538 Madison Avenue building uninhabitable from December 8, 1997 to April 9, 1998, and the Company has not made any rent payments on the lease since December, 1997.

On December 24, 1998, the Company received a notice from the landlord alleging that the Company was in default under the lease for failure to resume occupancy and demanding back rent. The landlord had never previously advised the Company of the restoration of the leased premises nor evidenced such restoration, previously or at that or any subsequent point. On January 4, 1999 the Company received a demand to resume rent payments beginning January 1999. The Company disputed the landlord's position and believed it was not obligated to resume occupancy or pay rent under the lease.

As a result, on May 25, 1999, the Company commenced action in the New York Supreme Court against the landlord, 538 Madison Realty Company. The Company sought breach of contract damages and a declaration that the lease had been terminated. The landlord moved to dismiss the action based on purported documentary evidence, which motion was denied. The Company moved for summary judgment on its claims and dismissal of the landlord's claims.

The Company's motion for summary judgment was granted by order dated July 25, 2001 and judgment was entered in favor of the Company and against the landlord in the amount of $211,146 on August 10, 2001. The landlord appealed that judgment and posted a bond to stay enforcement of the judgment pending its appeal. The judgment was affirmed by New York's Appellate Division, First Department, and the landlord appealed to the New York Court of Appeals. On March 25, 2004, the Court of Appeals issued a decision reversing the Appellate Division, and denying the Company's motion for summary judgment.

The decision by the Court of Appeals returns the case to the Supreme Court for a determination as to whether the Company's lease was terminated or continued in effect following the December 7, 1997 incident. The Company will continue to pursue all of its legal remedies to resolve the litigation favorably by decision or settlement. According to Liz Robert, the Company's President and CEO, "We continue to believe that the lease was terminated according to its terms. We are disappointed that a trial may be necessary, but we are ready to make our case."

At this time no trial date has been set.

The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from those suggested by the statements above.